THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO S.C.CODE ANN. SECTION 15-48-10 ET SEQ., CODE OF LAWS OF SOUTH CAROLINA, 1976 (AS AMENDED).

IF THE SOUTH CAROLINA UNIFORM ARBITRATION ACT IS DEEMED NOT TO APPLY, THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT, TITLE 9, SECTION 1 ET. SEQ., UNITED STATES CODE (AS AMENDED).

AMENDED

EMPLOYMENT AGREEMENT

This Agreement is effective upon its execution by and between Synalloy Corporation, a corporation organized under the laws of the State of Delaware (the "'Corporation"'), and Ralph Matera, a resident of Johnson City, Tennessee (the "'Employee"').

W I T N E S S E T H:

That in consideration of the agreements hereinafter contained, the parties hereto agree as follows:

    Employment. The Corporation agrees to extend until July 1, 2004, the term of the initial Agreement between Employer and the Employee. The Employee agrees to serve as Chief Executive Officer and President of the Corporation, and Chief Executive Officer of Bristol Metals, L.P., a subsidiary of the Company located in Bristol, Tennessee, and in such other capacities as the Board of Directors of the Corporation (the "'Board"') may designate from time to time. During the term of his employment, the Employee shall devote his full time, attention, skill and efforts to the performance of his duties for the Corporation.

    Compensation. The Corporation shall pay the Employee during the term of his employment hereunder a base salary of One Hundred Eighty Thousand and 00/100ths Dollars ($180,000.00) per year together with compensation payable as provided in Paragraph 3 below, unless forfeited by the occurrence of any of the events of forfeiture specified in Paragraph 7 below. Salary shall be payable monthly or on a less frequent basis by mutual agreement.

    Bonus. In addition to the base salary provided for in Paragraph 2 above, for each fiscal year during which Employee serves as Chief Executive Officer of Corporation and provided Employee is in the employ of the Corporation on the last day of such fiscal year (except as provided in paragraphs 5 and 6 hereof), the Employee shall be entitled to a bonus equal to five percent (5%) of "'net income before income taxes"' in excess of ten percent (10%) of average shareholders' equity.

    As used in this Agreement, the term "'net income before income taxes"' shall mean the consolidated net income before income taxes of the Corporation before the bonus-compensation payable under this Agreement and before gains and losses on the sale or other disposition of capital assets. Such net income before income taxes shall be determined by the independent public accountants regularly retained by the Corporation, in accordance with sound accounting principles and consistent with the past accounting practices of the Corporation (except as otherwise expressly provided for herein), within ninety (90) days after the end of its fiscal year (Saturday nearest December 31), and the determination of such accountants shall be final, binding and conclusive upon the parties hereto. The Corporation may at any time or times change or discontinue any or all of its present or future operations, or may close, sell or move any one or more of its plants, facilities or divisions, or may undertake any new or other operations, or may take any and all other steps which the Board, in its exclusive judgment, shall deem advisable or desirable for the Corporation, and if any such action taken by the Corporation or its Board adversely affects net income before income taxes as hereinabove defined, the Employee shall have no claim or recourse by reason of any such action.

    Vacations. The Employee shall be entitled (each year) to a vacation of four (4) weeks, during which time his compensation shall be paid in full. Said vacation may be taken by the Employee over a consecutive period or in several non-consecutive periods, at the discretion of the Employee.

    Disability. If because of illness, physical or mental disability, or other incapacity, certified by a physician acceptable to the Corporation, Employee shall fail to render the services provided for by this Agreement, or if Employee contracts an illness or injury, certified by a physician acceptable to the Corporation, which will permanently prevent the performance by him of the services provided for by this Agreement, then the "'base salary"' provided for in Paragraph 2 hereof shall continue during the term of this Agreement, but in no event less than three (3) months, with the bonus-compensation for that fiscal year to be prorated to the date Employee's disability commenced.

    Death. If the Employee dies during the term of this Agreement, then the "'base salary"' provided for in Paragraph 2 hereof shall continue during the term of this Agreement, but in no event less than three (3) months, which "'base salary"' shall be paid to the estate of Employee, with the bonus-compensation for that fiscal year to be prorated to the date of Employee's death In the event of Employee's death and the termination of this Agreement on the terms of this paragraph, all other obligations of the Corporation under this Agreement shall cease and terminate.

    Termination for Cause. Nothing in this Agreement shall be construed to prevent the Corporation from terminating Employee's employment hereunder at any time for cause. Fraud, dishonesty, gross negligence, willful misconduct, misappropriation, embezzlement, material violation of any code of conduct adopted by the Board, excessive absences from work (except for reasons of health), entry of any order by the Securities and Exchange Commission pursuant to Section 21C of the Securities Exchange Act of 1934 or Section 8A of the Securities Act of 1933 prohibiting Employee from serving as an officer or director of an issuer that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is required to file reports pursuant to Section 15(d) of that Act, or the like, or any act or omission deemed by the Board to have been disloyal to the Corporation shall constitute cause for termination. Termination for cause pursuant to this paragraph shall not constitute a breach of this Agreement by the Corporation.

    Covenant Not to Compete. Employee agrees during the term of employment and for a period of one (1) year after his employment terminates for any reason, the Employee will not, without the prior written approval of the Board, become an officer, employee, agent, partner, or director of any business enterprise which competes with the Corporation and its affiliates for customers, orders, supply sources, or contracts in those businesses in which the Corporation and its affiliates were engaged on the date his employment terminated, unless, Employee's activities for such business enterprise are limited in such a way that Employee is not engaged, directly or indirectly, in competition with the Corporation or its affiliates for customers, orders, supply sources or contracts. Employee acknowledges that the Corporation is a leader in the chemical and metals businesses in which it manufactures and has substantial customer relationships throughout the continental United States.

    Employee further agrees that at no time during his employment or thereafter will he divulge, communicate or use to the detriment of the Corporation any of the Corporation's confidential information, data, trade secrets, sale methods, customer lists, supply sources, or other proprietary information.

    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.`

    Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of Spartanburg, State of South Carolina, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any Court having jurisdiction thereof.

    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his residence in the case of Employee, or to its Executive Offices in the case of the Corporation.

    Benefit. This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Corporation's assets and business, or with or into which the Corporation may be consolidated or merged, and Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of the Employee hereunder may not be delegated. Employee agrees, however, that any such sale or merger shall not be deemed a termination hereunder provided that the Employee's operational duties are not substantially reduced as a result thereof.

    Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina.

    Entire Agreement. This instrument amends and restates the Employment Agreement between the parties dated July 16, 2001, and contains the entire agreement of the parties hereto. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year below written.

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